UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported):  May 16, 2005

THE VALSPAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-3011	36-2443580
(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	File Number)	Identification No.)

1101 Third Street South, Minneapolis, Minnesota	55415
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (612) 332-7371

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

        On May 16, 2005, the Company issued the press release attached as Exhibit 99.1, which sets out the Company’s results of operations for the second quarter of fiscal 2005.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

99.1	Second Quarter Earnings Press Release dated May 16, 2005

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE VALSPAR CORPORATION

Dated: May 16, 2005	By: /s/ Rolf Engh

Name: Rolf Engh Title: Secretary

Exhibit 99.1

FOR IMMEDIATE RELEASE	MAY 16, 2005

VALSPAR REPORTS SECOND QUARTER EARNINGS

MINNEAPOLIS, MINNESOTA – The Valspar Corporation (NYSE-VAL), a leading coatings manufacturer, reported today net income for the second quarter ended April 29, 2005 of $39,241,000 or $0.75 per diluted share versus net income of $39,089,000 or $0.74 per share for the comparable period last year. This year’s results include $0.04 per share from the favorable settlement of a lawsuit and $0.03 per share from a lower tax rate. Sales for the quarter increased 10.6% to $705,942,000, compared to $638,387,000 last year.

Net income for the first six months of fiscal 2005 was $50,939,000 or $0.97 per diluted share, compared with $57,475,000 or $1.09 per share for the same period a year ago. Sales for the first half increased 10.8% to $1,263,086,000 compared to $1,139,978,000 during the comparable period a year ago.

Commenting on the second quarter, William L. Mansfield, President and Chief Executive Officer, said “As expected, rising raw material costs have continued to constrain our financial results. We have responded with across the board increases in selling prices and continued focus on expense controls. As a result, we have made considerable progress in restoring our margins and expect a significant improvement in our second half financial performance.”

For further information, contact Lori A. Walker, Vice President, Treasurer and Controller of Valspar at 612-375-7350.

Note: Valspar will host a conference call on Monday, May 16th at 10:00 AM CST. The call can be heard live over the Internet at Valspar’s website at http://www.valspar.com under Investor Relations. Those unable to participate during the live broadcast can access an archive of the call on the Valspar website. A taped replay of the call can also be accessed by dialing 1-800-475-6701 in the U.S. or 320-365-3844 outside the U.S. beginning at 1:30 PM, using access code 781043.

This press release contains certain “forward-looking” statements. These forward-looking statements are based on management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. These uncertainties and other factors include dependence of internal earnings growth on economic conditions and growth in the domestic and international coatings industry; risks related to any future significant acquisitions, including risks of adverse changes in the results of acquired businesses, risks of disruptions in business resulting from the integration process and higher interest costs resulting from further borrowing for any such acquisitions; our reliance on the efforts of vendors, government agencies, utilities and other third parties to achieve adequate compliance and avoid disruption of our business; changes in the Company’s relationships with customers and suppliers; unusual weather conditions that might adversely affect sales; changes in raw materials pricing and availability; changes in governmental regulation, including more stringent environmental, health and safety regulations; the nature, cost and outcome of pending and future litigation and other legal proceedings; the outbreak of war and other significant national and international events; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.

THE VALSPAR CORPORATION
COMPARATIVE CONSOLIDATED EARNINGS

For the Quarters Ended April 29, 2005 and April 30, 2004

	Second Quarter		Year-To-Date
(Dollars in thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

	2005	2004	2005	2004

Net Sales	$705,942	$638,387	$1,263,086	$1,139,978
Cost of Sales	497,813	432,420	902,147	777,659
Operating Expenses	139,738	132,112	261,853	248,212

Income From Operations	68,391	73,855	99,086	114,107
Interest Expense	10,928	10,590	21,460	20,980
Other (Income) Expense, Net	(1,950)	218	(356)	425

Income Before Income Taxes	59,413	63,047	77,982	92,702
Income Taxes	20,172	23,958	27,043	35,227

Net Income	$39,241	$39,089	$50,939	$57,475

Net Income per Common Share-basic	$0.77	$0.76	$0.99	$1.13
Net Income per Common Share-diluted	$0.75	$0.74	$0.97	$1.09

Average Number of Shares O/S-basic	51,045,348	51,233,114	51,242,719	51,053,938
Average Number of Shares O/S-diluted	52,103,676	52,882,688	52,448,118	52,749,529

THE VALSPAR CORPORATION
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	April 29, 2005	October 29, 2004	April 30, 2004

Assets	(Unaudited)		(Unaudited)
Current Assets:
Cash and Cash Equivalents	$51,035	$54,143	$41,560
Accounts Receivable, Net	475,692	411,635	445,175
Inventories	237,068	210,554	216,377
Other	113,921	125,983	108,088

Total Current Assets	877,716	802,315	811,200
Goodwill, Net	1,002,035	996,562	1,004,177
Other Assets, Net	414,939	406,950	393,735
Property, Plant & Equipment, Net	429,012	428,431	422,038

Total Assets	$2,723,702	$2,634,258	$2,631,150

Liabilities and Stockholders’ Equity
Current Liabilities:
Notes Payable to Banks	$329,584	$168,208	$108,985
Trade Accounts Payable	264,839	234,446	234,810
Income Taxes	52,045	45,254	51,560
Accrued Liabilities	226,403	270,303	230,980

Total Current Liabilities	872,871	718,211	626,335
Long Term Debt	465,201	549,073	710,689
Deferred Liabilities	366,684	366,611	355,435
Stockholders’ Equity	1,018,946	1,000,363	938,691

Total Liabilities and Stockholders’ Equity	$2,723,702	$2,634,258	$2,631,150